EXHIBIT 10.8

INDEMNITY AGREEMENT

This AGREEMENT is made as of ____________ ____, 2015 by and between Symmetry Surgical Inc., a Delaware corporation (the "Corporation"), and _________________ (the "Indemnitee"), a director and/or executive officer of the Corporation and/or its subsidiaries or related corporate entities.

WHEREAS, it is essential to the Corporation to retain and attract as directors and/or executive officers of the Corporation or its subsidiaries the most capable persons available and persons who have significant experience in business, corporate and financial matters; and

WHEREAS, the Corporation has identified the Indemnitee as a person possessing the background and abilities desired by the Corporation and desires the Indemnitee to continue to serve as a director and/or an executive officer of its subsidiaries; and

WHEREAS, the Corporation and the Indemnitee recognize that serving as a director and/or executive officer of a corporation or its subsidiaries at times calls for subjective evaluations and judgments upon which reasonable men may differ and that the good faith exercise of their corporate duties and responsibilities may subject them to burdensome litigation; and

WHEREAS, it is now the express policy of the Corporation to indemnify its directors and/or executive officers and those of its subsidiaries to the fullest extent not prohibited by law; and

WHEREAS, the Corporation’s Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit A (the “Certificate”), requires indemnification of the directors and/or executive officers of the Corporation, as well as officers and directors of subsidiaries who are also directors or executive officers of the Corporation, pursuant to a broad and detailed procedure; and

WHEREAS, the Corporation and the Indemnitee desire to articulate clearly in contractual form their respective rights and obligations with regard to the Indemnitee's service on behalf of the Corporation as a director and/or officer of its subsidiaries and related corporate entities (the “Service”) and with regard to claims for loss, liability, expense or damage which, directly or indirectly, may arise out of or relate to the Service.

NOW THEREFORE, the Corporation and the Indemnitee agree as follows:

1.    Agreement to Serve. The Indemnitee shall serve as a director and/or executive officer of the Corporation for so long as the Indemnitee is duly elected or appointed or until the Indemnitee resigns or is removed from such offices.

2.    Confirmation of Service on behalf of the Corporation. It is confirmed that Indemnitee’s service as an officer and/or director of any or all of the Corporation’s subsidiaries, related corporate entities, as a manager of an LLC or partner of a partnership in which the Corporation has any ownership interest, either directly or indirectly through another entity(ies) in which it has an ownership interest is, has always been and, unless notified in writing hereafter otherwise, shall remain at the Corporation’s specific request and for the Corporation’s benefit. Should the Corporation desire Indemnitee not to serve at its request in any capacity at any time in the future the Corporation shall provide no less than thirty (30) days’ written notice to Indemnitee and shall indemnify Indemnitee for all Expenses incurred by Indemnitee in resigning from or ceasing to serve in such capacity and shall use its best efforts to assist Indemnitee in legal proceedings, filings, documents, or otherwise in assisting Indemnitee in resigning from or ceasing to serve in such capacity.

3.    Definitions. All terms used herein which are defined in the Certificate shall have the same meaning as set forth therein unless specifically defined otherwise herein.

4.    Indemnity. The Corporation shall indemnify the Indemnitee in accordance with the provisions of the Certificate, and to the fullest extent provided thereby, if the Indemnitee is made a party to any Proceeding. Should the Certificate be amended or altered, through action of the shareholders or Board of Directors or otherwise by operation of law to make the indemnification provided under the Certificate more favorable in any respect for Indemnitee then Indemnitee shall be entitled to the benefit of any such provisions. Under no circumstances shall Indemnitee be entitled to any indemnification under the Certificate as it exists now or as amended in the future which shall be less favorable in any respect than provided thereunder as of the date of this Agreement.

5.    Additional Indemnification.

(a)    Notwithstanding any limitation in the Certificate, the Corporation shall indemnify the Indemnitee to the fullest extent not prohibited by law with respect to any Proceeding against all Expenses, judgments, fines and amounts paid in settlement, actually and reasona-bly incurred by the Indemnitee in connection with such Proceeding.

(b)    For purposes of this Agreement, the meaning of the phrase "to the fullest extent not prohibited by law" shall include, but not be limited to:

(i)    to the fullest extent authorized or not prohibited by any changes in the law, including but not limited to any amendments to or replacements of the Delaware Corporation Law (“DCL”) adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers or directors; and

(ii)     to the fullest extent authorized by the provision of the DCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DCL.

6.    Exclusions. Notwithstanding any provision in this Agreement, the Corporation shall not be obligated under this Agreement to make any indemnification:

(a)    for which payment is made to or on behalf of the Indemnitee under any insurance policy, except with respect to any excess amount to which the Indemnitee is entitled under this Agree-ment beyond the amount of payment under such insurance policy;

(b)    for any liability for profits made from the purchase and sale by the Indemnitee of securities of the Corporation, which liability arises under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar provision of any state statutory or common law;

(c)    if a court having jurisdiction in the matter shall finally determine that such indemni-fication is not lawful under any applicable statute or public policy; or

(d)    in connection with any Proceeding (or part of any Proceeding) initiated by the Indemnitee, or any Proceeding by the Indemnitee against the Corporation or its directors, officers, employees or other persons entitled to be indemnified by the Corporation, unless (i) the Corporation is expressly required by law to make the indemnification, (ii) the Proceeding was autho-rized by the Board of Directors of the Corporation, or (iii) the Indemnitee initiated the Proceeding pursuant to Section 10 of this Agreement and the Indemnitee is successful in whole or in part in the Proceeding.

7.    Advancement of Expenses. The Corporation shall pay the Expenses incurred by the Indemnitee in any Proceeding in advance of the final disposition of the Proceeding at the written request of the Indemnitee, if the Indemnitee:

(a)    furnishes the Corporation a written affirmation of the Indemnitee's good faith belief that the Indemnitee is entitled to be indemnified under this Agreement; and

(b)    furnishes the Corporation a written undertaking to repay the advance to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Corporation. Such undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured.

Advances pursuant to this Section 7 shall be made no later than 10 days after receipt by the Corporation of the affirmation and undertaking described in Sections 7(a) and 7(b) above, and shall be made without regard to the Indemnitee's ability to repay the amount advanced and without regard to the Indemnitee's ultimate entitlement to indemnification under this Agreement.

8.    Nonexclusivity and Continuity of Rights. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Certificate, any other agreement, any vote of shareholders or directors, the DCL, or otherwise, both as to action in the Indemnitee's official capacity and as to action in another capacity while holding such office. The indemnification under this Agreement shall continue as to the Indemnitee even though the Indemnitee may have ceased to be a director and/or executive officer of the Corporation or a director, officer, employee or agent of an enterprise related to the Corporation and shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Indemnitee.

9.    Enforcement. The Indemnitee may enforce any right to indemnification or advances pro-vided by this Agreement in any court of competent jurisdiction if (a) the Corporation denies the claim for indemnification or advances of Expenses, in whole or in part, or if the Corporation does not dispose of such claim within the time period required by this Agreement or the Certificate. It shall be a defense to any such enforcement action (other than an action brought to enforce a claim for advancement of Expenses pursuant to, and in compliance with, Section 8 of this Agreement) that the Indemnitee is not entitled to indemnification under this Agreement. The termination of any Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee is not entitled to indemnification under Sections 3, 4 or 6 of this Agreement.

10.    Partial Indemnification. If the Indemnitee is entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines or amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with such Proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.    Severability. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the remainder of this Agreement shall continue to be valid and the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines and amounts paid in settlement, with respect to any Proceeding, to the fullest extent permit-ted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

12.    Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee. The Indemnitee shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

13.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivering by hand to the party to whom the notice or other communication shall have been directed, or (b) on the third business day after the date on which it is mailed by certified or registered mail with postage prepaid, addressed as follows:

(i)    If to the Indemnitee, to the address indicated on the signature page of this Agreement.

(ii)    If to the Corporation, to:

Symmetry Surgical Inc.
3034 Owen Dr.
Antioch, TN 37013
Attention:     Chairman of the Board of Directors

Copy to:	Chief Administrative Officer, General Counsel, Corporate Secretary & Chief Compliance Officer

or to any other address as either party may designate to the other in writing.

14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

15.    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflict of laws.

16.    Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and signed as of the day and year first above written.

SYMMETRY SURGICAL INC.:            INDEMNITEE:

By _______________________________        By ________________________________

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Title                            Address
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